EXHIBIT 10.20

3000 John Deere Road, Toano, VA 23168 Phone: (757) 259-4280. — Fax (757) 259-7293 www.lumberliquidators.com

                    ,

[Name]

[Street]

[City, State]

Stock Appreciation Right Agreement

Dear [Name]:

Lumber Liquidators Holdings, Inc. (the “Company”) has designated you to be a recipient of a stock appreciation right (“SAR”) to be settled in cash, subject to the employment-based vesting restrictions and other terms set forth in this Agreement and in the Lumber Liquidators Holdings, Inc. 2011 Equity Compensation Plan (the “Plan”). Capitalized terms used but not defined in this Agreement have the meaning given to them in the Plan.

The grant of this SAR is made pursuant to the Plan. The Plan is administered by the Compensation Committee (the “Committee”) of the Company’s Board of Directors (the “Board”). The terms of the Plan are incorporated into this Agreement and in the case of any conflict between the Plan and this Agreement, the terms of the Plan shall control. A copy of the Plan will be provided to you upon request.

1. Grant. In consideration of your agreements contained herein, the Company hereby grants to you a SAR with respect to              shares of common stock of the Company (“Common Stock”), with an Initial Value of $             per share. The Initial Value of the SAR is equal to the closing price of the Common Stock on the New York Stock Exchange on              (the “Grant Date”). The SAR represents the right to receive, for each share of Common Stock for which the SAR is exercised, an amount equal to the difference between the Initial Value and the Fair Market Value of a share of Common Stock on the date of exercise of the SAR. Your SAR will be settled in cash.

2. Vesting. The grant of the SAR is subject to the following terms and conditions:

(a) The SAR shall vest, and shall be exercisable, upon your continued employment with the Company (or any Related Company) through the following dates (“Vesting Dates”):

Vesting Date	Number of Shares for Which the SAR May Be Exercised (Vested Portion of SAR)

(b) The SAR shall also 100% vest upon a Change in Control of the Company (as defined in the Plan) to the extent not already exercisable.

(c) Notwithstanding the foregoing, you must be employed by the Company (or any Related Company) on the relevant date for any shares to vest. If your employment with the Company (or any Related Company) terminates for any reason, any rights you may have under the SAR and this Agreement with regard to unvested shares shall be null and void.

3.	Exercise.

(a) Except as otherwise stated in this Agreement and in the Plan, the SAR may be exercised, in whole or in part, from the applicable Vesting Date described above until the earliest of (i) ten years following the Grant Date, or (ii) the end of the applicable period set forth in subsection (b) below. Any portion of the SAR that is not exercised prior to its expiration shall be forfeited.

(b) Except as otherwise stated in this section, the SAR may be exercised only while you are employed by the Company (or any Related Company). The exercisability of the SAR after you have ceased to be employed by the Company (or any Related Company) is subject to the following terms and conditions:

(i) If your employment by the Company (or any Related Company) is terminated by you or the Company (or any Related Company) for any reason other than your death or Disability, you may exercise any or all of the SAR that is then fully vested and exercisable within three months after your employment by the Company (or any Related Company) terminates.

(ii) If you become Disabled while employed by the Company (or any Related Company), you may exercise any or all of the SAR that is then fully vested and exercisable within one year after your employment by the Company (or any Related Company) terminates on account of Disability. The Committee shall, in its discretion, determine whether you are Disabled.

(iii) If you die while you are employed by the Company (or any Related Company), the person to whom your rights under the SAR shall have passed by will or by the laws of descent and distribution may exercise any or all of the SAR that is then fully vested and exercisable within one year after your death.

4. Payment Under SAR. You may exercise the SAR in whole or in part, but only with respect to whole shares of Common Stock. Following exercise, you will be entitled to receive a cash payment equal to (x) the difference between the Initial Value and the Fair Market Value of a share of Common Stock on the date of exercise of the SAR, times (y) the number of shares of Common Stock for which the SAR was exercised.

5. Transferability of SAR. The SAR is not transferable by you (other than by will or by the laws of descent and distribution) and, except as otherwise stated in this Agreement, may be exercised during your lifetime only by you.

6. Fractional Shares. A fractional share of Company Stock will not be issued and any fractional shares may be disregarded by the Company.

7. Adjustments. If the number of outstanding shares of Common Stock is increased or decreased as a result of a stock dividend, stock split or combination of shares, recapitalization, merger in which the Company is the surviving corporation, or other change in the Company’s capitalization without the receipt of consideration by the Company, the number and kind of shares with respect to which you have an unexercised SAR and the exercise price shall be proportionately adjusted by the Committee, whose determination shall be binding.

8. Procedure for Exercise. To exercise the SAR, you must deliver to the Corporate Secretary of the Company, on or before the date of exercise, written notice stating the number of shares for which you have elected to exercise the SAR and the date of exercise. Notwithstanding the provisions of Section 8, such notice may be sent to the Corporate Secretary via e-mail.

9. Notice. Any notice to be given to the Company under the terms of this Agreement shall be addressed to the Corporate Secretary at Lumber Liquidators Holdings, Inc., 3000 John Deere Road, Toano, Virginia 23168. Any notice to be given to you shall be addressed to you at the address set forth above or your last known address at the time notice is sent. Notices shall be deemed to have been duly given if mailed first class, postage prepaid, addressed as above.

10. Forfeiture and Repayment Provision. If the Committee determines, in its sole discretion, that you have, at any time, willfully engaged in conduct that is harmful to the Company (or any Related Company), the Committee may declare that all or a portion of the SAR is immediately forfeited. If the Committee determines, in its sole discretion, that you have willfully engaged in conduct that is harmful to the Company (or any Related Company), you shall repay to the Company any amount acquired through the exercise of the SAR, to the extent required by the Committee. Repayment or forfeiture required under this Section shall be enforced by the Board or its delegate, in the manner the Board or its delegate determines to be appropriate. Your acceptance of the SAR reflected in this Agreement constitutes acceptance of the forfeiture and repayment provisions of this Section.

11. Applicable Withholding Taxes. By your acceptance of this Agreement, you agree to pay to the Company the amount that must be withheld under federal, state and local income and employment tax laws or to make arrangements satisfactory to the Company for the payment of such taxes.

12. Applicable Securities Laws. The Company may delay delivery of payment under the SAR until the Company is satisfied that all applicable securities law requirements have been met.

13. Acceptance of SAR. Your acceptance of the SAR, which shall be deemed to take place when you sign this Agreement, places no obligation or commitment on you to exercise the SAR. By signing this Agreement, you indicate your acceptance of the SAR and your agreement to the terms and conditions set forth in this Agreement, which, together with the terms of the Plan, shall become the Company’s Stock Appreciation Right Agreement with you. You also hereby acknowledge that a copy of the Plan has been made available and agree to all of the terms and conditions of the Plan, as it may be amended from time to time. Unless the Company otherwise agrees in writing, the SAR reflected in this Agreement will not be exercisable if you do not accept this Agreement by signing below within thirty days of the Grant Date.

14. Clawback. If, as a result of material non-compliance with any financial information required to be reported under securities laws, the Company is required to prepare a restatement of its financial statements, then you will, with the approval of the Committee, forfeit or repay the proceeds of all or a portion of the SAR under this Agreement if it was awarded within the three fiscal year-period preceding the date of such restatement. The forfeited or repayment amount shall equal the difference between the SAR reflected in this Agreement and the amount, if any, that would have been granted based on the restated financial statements. The Committee shall determine and approve the amount of such forfeited or repayment amount. Repayment required under this Section shall be enforced by the Board or its delegate, in the manner the Board or its delegate determines to be appropriate. Your acceptance of the SAR reflected in this Award Agreement constitutes acceptance of the repayment provisions described in this Section.

This Section 14 is intended to comply with Section 954 of Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and all regulations and rulemaking thereunder and should be interpreted accordingly.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Company has caused this Stock Appreciation Right Agreement to be signed, as of this          date of                     ,             .

LUMBER LIQUIDATORS HOLDINGS, INC.

By:
Name:
Its:

Agreed and Accepted:

[Name of Grant Recipient]

[Date]

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